Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Papa Murphy’s Holdings, Inc. of our report dated February 27, 2014, except for Note 23, as to which the date is March 11, 2014, relating to the consolidated financial statements and financial statement schedules of Papa Murphy’s Holdings, Inc. and subsidiaries, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Moss Adams LLP

Portland, Oregon

April 21, 2014